Exhibit 99.1

Press Release	Source: Power3 Medical Products, Inc.

Power3 Medical's Common Stock to be Quoted on the NASD's Over-The-Counter Bulletin Board

Thursday September 6, 9:30 am ET

HOUSTON--(BUSINESS WIRE)--Power3 Medical Products, Inc. (OTCBB: PWRM, www.Power3Medical.com), a leading proteomics company specializing in the development and commercialization of early detection diagnostic tests for breast cancer and neurodegenerative disease today announced that its common stock began trading on the Over-the-Counter (OTC) Bulletin Board under the symbol PWRM.OB. Previously, Power3's common stock traded through the Pink Sheets.

Steve Rash, Chief Executive Officer of Power3, commented, "We believe moving to the OTC Bulletin board will benefit us and our shareholders by increasing the visibility and liquidity of our common stock. Moving to the Bulletin Board has always been one of our strategic objectives; the move will make it easier for the investment community to trade our common stock. We are pleased with Power3's progression and plan to aggressively continue our development and commercialization of diagnostic tests and drug targets for cancer and neurodegenerative diseases."

About Power3 Medical Products

Power3 Medical Products, Inc. (OTCBB: PWRM, www.Power3Medical.com), is a leading proteomics company engaged in the commercialization of protein biomarkers, pathways and mechanisms of diseases through the development of diagnostic tests and drug targets for cancer and neurodegenerative diseases. Power3's patent-pending technologies are being used to develop screening and diagnostic tests for the early detection and treatment of disease, and its identified protein biomarkers, drug targets, and diagnostic tests are targeted toward markets with critical unmet needs in areas such as breast cancer and neurodegenerative disease. Power3 operates a state-of-the-art CLIA certified proteomics laboratory in The Woodlands (Houston), Texas, and recently announced an agreement forming a joint venture (CRO) with NeoGenomics, Inc. (NASDAQ: NGNM - News) of Fort Myers, Florida, to commercialize Power3's portfolio of IP, centering on the 534 biomarkers the Company has discovered from a broad range of diseases as the basis of blood-based tests for breast cancer, ALS, Alzheimer's and Parkinson's Diseases.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

Contact:
Power3 Medical Products, Inc.
Steven B. Rash, 281-466-1600
srash@power3medical.com
or
The Investor Relations Group
Investor Relations:
Adam Holdsworth / Rachel Colgate, 212-825-3210
or
Media Relations:
Susan Morgenbesser/ Janet Vasquez, 212-825-3210

Source: Power3 Medical Products, Inc.